EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2021 RESULTS

●	Total contract drilling revenues were $653 million (total adjusted contract drilling revenues of $709 million), compared with $690 million in the fourth quarter of 2020 (total adjusted contract drilling revenues of $747 million);
●	Revenue efficiency(1) was 97.4%, compared with 97.2% in the prior quarter;
●	Operating and maintenance expense was $435 million, compared with $465 million in the prior period;
●	Net loss attributable to controlling interest was $99 million, $0.16 per diluted share, compared with net loss attributable to controlling interest of $37 million, $0.06 per diluted share, in the fourth quarter of 2020;
●	Adjusted EBITDA was $245 million, compared with adjusted EBITDA of $210 million in the prior quarter; and
●	Contract backlog was $7.4 billion as of the April 2021 Fleet Status Report.

STEINHAUSEN, Switzerland—May 3, 2021—Transocean Ltd. (NYSE: RIG) today reported a net loss attributable to controlling interest of $99 million, $0.16 per diluted share, for the three months ended March 31, 2021.

First quarter 2021 results included net favorable items of $18 million, or $0.03 per diluted share, as follows:

●	$51 million, $0.08 per diluted share, gain on retirement of debt; and
●	$27 million, $0.05 per diluted share, discrete tax items.

These favorable items were partially offset by:

●	$60 million, $0.10 per diluted share, loss on disposal of assets.

After consideration of these net favorable items, first quarter 2021 adjusted net loss was $117 million, $0.19 per diluted share.

Contract drilling revenues for the three months ended March 31, 2021 decreased sequentially by $37 million to $653 million, primarily due to the sale in the first quarter of one harsh environment rig previously operating in the fourth quarter 2020, two fewer calendar days in the first quarter, and reduced activities for ultra-deepwater units, which were either stacked or idle, in Asia and North America. These decreases were partially offset by a lower loss of revenue associated with shipyard during the quarter.

A non-cash revenue reduction of $56 million was recognized in the first quarter as a result of contract intangible amortization associated with the Songa and Ocean Rig acquisitions. This compares with $57 million in the prior quarter.

Operating and maintenance expense was $435 million, compared with $465 million in the prior quarter. The sequential decrease was primarily the result of decreased activity, lower in-service maintenance cost, reduced shipyard activities, and lower allowance for excess materials and supplies.

General and administrative expense was $39 million, down from $50 million in the fourth quarter of 2020. The decrease was primarily due to legal, professional and advisory fees incurred in the fourth quarter that were not repeated in the first quarter and, to a lesser extent, reduced personnel costs.

Interest expense, net of amounts capitalized, was $115 million, compared with $117 million, in the prior quarter. Interest income was $3 million, compared with $2 million in the previous quarter.

The Effective Tax Rate(2) was 17.8%, up from (147.9)% in the prior quarter. The increase was primarily due to various discrete items. The Effective Tax Rate excluding discrete items was (5.7)% compared to (39.9)% in previous quarter.

Cash flows provided by operating activities were $96 million, compared to $278 million in the prior quarter. This was primarily a result of reduced cash received from customers directly resulting from the reduced activity, combined with increased cash used due to the timing of interest payments and payroll-related payments.

First quarter 2021 capital expenditures of $59 million were primarily related to our newbuild drillships under construction. This compares with $47 million in the previous quarter.

“During the quarter, our dedicated team of professionals continued to deliver safe, reliable and efficient operations for our customers, producing 35% Adjusted EBITDA Margin, and some of the strongest operating statistics in company history,” said Jeremy Thigpen, President and Chief Executive Officer. “It is this consistently strong performance that differentiates us in the eyes of our customers and enables us to efficiently convert our industry leading $7.4 billion backlog into cash.”

Thigpen added: “We are encouraged by the increasing number of customer inquiries for both harsh-environment and ultra-deepwater projects. And, as the global economy begins to emerge from the pandemic, we are optimistic that oil prices will remain constructive, driving an increase in contracting activity as we move through the year.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 37 mobile offshore drilling units consisting of 27 ultra-deepwater floaters and 10 harsh environment floaters. In addition, Transocean is constructing two ultra-deepwater drillships.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Tuesday, May 4, 2021, to discuss the results. To participate, dial +1 334-323-0501 and refer to conference code 4181646 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on Tuesday, May 4, 2021. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 4181646. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the success of our business following prior acquisitions, the effects of the spread of and mitigation efforts by governments, businesses and individuals related to contagious illnesses, such as COVID-19, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2020, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)	Revenue efficiency is defined as actual contract drilling revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues, excluding revenues for contract terminations and reimbursements, the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”

(2)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contact:

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2021	2020

Contract drilling revenues	$653	$759

Costs and expenses
Operating and maintenance	435	540
Depreciation and amortization	187	206
General and administrative	39	43
	661	789
Loss on impairment	—	(168)
Loss on disposal of assets, net	(59)	(1)
Operating loss	(67)	(199)

Other income (expense), net
Interest income	3	9
Interest expense, net of amounts capitalized	(115)	(160)
Gain (loss) on retirement of debt	51	(57)
Other, net	9	12
	(52)	(196)
Loss before income tax expense	(119)	(395)
Income tax benefit	(21)	(4)

Net loss	(98)	(391)
Net income attributable to noncontrolling interest	1	1
Net loss attributable to controlling interest	$(99)	$(392)

Loss per share, basic and diluted	$(0.16)	$(0.64)
Weighted average shares, basic and diluted	617	614

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2021	2020

Assets
Cash and cash equivalents	$1,066	$1,154
Accounts receivable, net of allowance of $2 at March 31, 2021 and December 31, 2020	511	583
Materials and supplies, net of allowance of $144 and $143 at March 31, 2021 and December 31, 2020, respectively	433	434
Restricted cash and cash equivalents	388	406
Other current assets	161	163
Total current assets	2,559	2,740

Property and equipment	23,020	23,040
Less accumulated depreciation	(5,541)	(5,373)
Property and equipment, net	17,479	17,667
Contract intangible assets	337	393
Deferred income taxes, net	11	9
Other assets	974	995
Total assets	$21,360	$21,804

Liabilities and equity
Accounts payable	$189	$194
Accrued income taxes	29	28
Debt due within one year	524	505
Other current liabilities	561	659
Total current liabilities	1,303	1,386

Long-term debt	7,096	7,302
Deferred income taxes, net	319	315
Other long-term liabilities	1,302	1,366
Total long-term liabilities	8,717	8,983

Commitments and contingencies

Shares, CHF 0.10 par value, 824,650,668 authorized, 142,363,647 conditionally authorized, 639,676,165 issued and 617,288,705 outstanding at March 31, 2021, and 824,650,660 authorized, 142,363,647 conditionally
authorized, 639,676,165 issued and 615,140,276 outstanding at December 31, 2020	60	60
Additional paid-in capital	13,508	13,501
Accumulated deficit	(1,965)	(1,866)
Accumulated other comprehensive loss	(267)	(263)
Total controlling interest shareholders’ equity	11,336	11,432
Noncontrolling interest	4	3
Total equity	11,340	11,435
Total liabilities and equity	$21,360	$21,804

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(98)	$(391)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	56	48
Depreciation and amortization	187	206
Share-based compensation expense	7	8
Loss on impairment	—	168
Loss on disposal of assets, net	59	1
(Gain) loss on retirement of debt	(51)	57
Deferred income tax expense	2	10
Other, net	7	18
Changes in deferred revenues, net	(37)	5
Changes in deferred costs, net	3	(11)
Changes in other operating assets and liabilities, net	(39)	(167)
Net cash provided by (used in) operating activities	96	(48)

Cash flows from investing activities
Capital expenditures	(59)	(107)
Proceeds from disposal of assets, net	6	1
Investments in unconsolidated affiliates	—	(6)
Net cash used in investing activities	(53)	(112)

Cash flows from financing activities
Proceeds from issuance of debt, net of issue costs	—	743
Repayments of debt	(139)	(909)
Other, net	(10)	(9)
Net cash used in financing activities	(149)	(175)

Net decrease in unrestricted and restricted cash and cash equivalents	(106)	(335)
Unrestricted and restricted cash and cash equivalents, beginning of period	1,560	2,349
Unrestricted and restricted cash and cash equivalents, end of period	$1,454	$2,014

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	March 31,	December 31,	March 31,
Contract Drilling Revenues (in millions)	2021	2020	2020
Contract drilling revenues
Ultra-deepwater floaters	$436	$440	$528
Harsh environment floaters	217	250	220
Midwater floaters	—	—	11
Total contract drilling revenues	$653	$690	$759

	Three months ended
	March 31,	December 31,	March 31,
Average Daily Revenue (1)	2021	2020	2020
Ultra-deepwater floaters	$371,600	$342,100	$332,600
Harsh environment floaters	377,800	357,500	303,100
Midwater floaters	—	—	112,600
Total fleet average daily revenue	$373,700	347,500	$314,900

	Three months ended
	March 31,	December 31,	March 31,
Utilization (2)	2021	2020	2020
Ultra-deepwater floaters	48%	52%	61%
Harsh environment floaters	65%	74%	63%
Midwater floaters	—%	—%	39%
Total fleet average rig utilization	53%	58%	60%

	Three months ended
	March 31,	December 31,	March 31,
Revenue Efficiency (3)	2021	2020	2020
Ultra-deepwater floaters	97%	97%	97%
Harsh environment floaters	98%	98%	89%
Midwater floaters	—%	—%	87%
Total fleet average revenue efficiency	97%	97%	94%

(1) Average daily revenue is defined as contract drilling revenues, excluding revenues for contract terminations, reimbursements and contract intangible amortization, earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(2) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual contract drilling revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues, excluding revenues for contract terminations and reimbursements, the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)

YTD
03/31/21
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(99)
Loss on disposal of assets, net	60
Gain on retirement of debt	(51)
Discrete tax items	(27)
Net loss, as adjusted	$(117)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.16)
Loss on disposal of assets, net	0.10
Gain on retirement of debt	(0.08)
Discrete tax items	(0.05)
Diluted loss per share, as adjusted	$(0.19)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/20	12/31/20	09/30/20	09/30/20	06/30/20	06/30/20	03/31/20
Adjusted Net Loss
Net income (loss) attributable to controlling interest, as reported	$(567)	$(37)	$(530)	$359	$(889)	$(497)	$(392)
Restructuring costs	5	(1)	6	5	1	1	—
Loss on impairment of assets	597	—	597	—	597	430	167
Loss on disposal of assets, net	61	—	61	61	—	—	—
Loss on impairment of investment in unconsolidated affiliates	62	3	59	—	59	59	—
(Gain) loss on restructuring and retirement of debt	(533)	(137)	(396)	(449)	53	(4)	57
Discrete tax items	(91)	(37)	(54)	(45)	(9)	10	(19)
Net loss, as adjusted	$(466)	$(209)	$(257)	$(69)	$(188)	$(1)	$(187)

Adjusted Diluted Loss Per Share:
Diluted earnings (loss) per share, as reported	$(0.92)	$(0.06)	$(0.86)	$0.51	$(1.45)	$(0.81)	$(0.64)
Restructuring costs	0.01	—	0.01	0.01	—	—	—
Loss on impairment of assets	0.97	—	0.97	—	0.97	0.70	0.28
Loss on disposal of assets, net	0.10	—	0.10	0.09	—	—	—
Loss on impairment of investment in unconsolidated affiliates	0.10	—	0.10	—	0.10	0.10	—
(Gain) loss on restructuring and retirement of debt	(0.87)	(0.22)	(0.65)	(0.65)	0.09	(0.01)	0.09
Discrete tax items	(0.15)	(0.06)	(0.09)	(0.07)	(0.02)	0.02	(0.03)
Diluted loss per share, as adjusted	$(0.76)	$(0.34)	$(0.42)	$(0.11)	$(0.31)	$—	$(0.30)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(In millions, except percentages)

YTD
03/31/21

Contract drilling revenues	$653
Contract intangible asset amortization	56
Adjusted Contract Drilling Revenues	$709

Net loss	$(98)
Interest expense, net of interest income	112
Income tax benefit	(21)
Depreciation and amortization	187
Contract intangible asset amortization	56
EBITDA	236

Loss on disposal of assets, net	60
Gain on retirement of debt	(51)
Adjusted EBITDA	$245

EBITDA margin	33%
Adjusted EBITDA margin	35%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/20	12/31/20	09/30/20	09/30/20	06/30/20	06/30/20	03/31/20

Contract drilling revenues	$3,152	$690	$2,462	$773	$1,689	$930	$759
Contract intangible asset amortization	215	57	158	57	101	53	48
Adjusted Contract Drilling Revenues	$3,367	$747	$2,620	$830	$1,790	$983	$807

Net income (loss)	$(568)	$(39)	$(529)	$359	$(888)	$(497)	$(391)
Interest expense, net of interest income	554	115	439	139	300	149	151
Income tax expense (benefit)	27	23	4	(24)	28	32	(4)
Depreciation and amortization	781	189	592	190	402	196	206
Contract intangible asset amortization	215	57	158	57	101	53	48
EBITDA	1,009	345	664	721	(57)	(67)	10

Restructuring costs	5	(1)	6	5	1	1	—
Loss on impairment of assets	597	—	597	—	597	429	168
Loss on disposal of assets, net	61	—	61	61	—	—	—
(Gain) loss on restructuring and retirement of debt	(533)	(137)	(396)	(449)	53	(4)	57
Loss on impairment of investment in unconsolidated affiliates	62	3	59	—	59	59	—
Adjusted EBITDA	$1,201	$210	$991	$338	$653	$418	$235

EBITDA margin	30%	46%	25%	87%	(3)%	(7)%	1%
Adjusted EBITDA margin	36%	28%	38%	41%	36%	43%	29%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Loss before income taxes	$(119)	$(16)	$(395)
Restructuring costs	—	(1)	—
Loss on impairment of assets	—	—	168
Loss on disposal of assets, net	60	—	—
Loss on impairment of investment in unconsolidated affiliates	—	3	—
(Gain) loss on retirement of debt	(51)	(137)	57
Adjusted loss before income taxes	$(110)	$(151)	$(170)

Income tax expense (benefit)	$(21)	$23	$(4)
Restructuring costs	—	—	—
Loss on impairment of assets	—	—	1
Loss on disposal of assets, net	—	—	—
Loss on impairment of investment in unconsolidated affiliates	—	—	—
(Gain) loss on retirement of debt	—	—	—
Changes in estimates (1)	27	37	19
Adjusted income tax expense	$6	$60	$16

Effective Tax Rate (2)	17.8%	(147.9)%	1.1%

Effective Tax Rate, excluding discrete items (3)	(5.7)%	(39.9)%	(9.5)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities, or become aware of changes in laws and other events that have an effect on our (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) Our effective tax rate is calculated as income tax expense divided by income before income taxes.

(3) Our effective tax rate, excluding discrete items, is calculated as income tax expense, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.